The document is filed pursuant to Rule 424 (b) (2).  Registrant's
         Registration Statement on Form S-3, Registration No. 333-01871.


   Prospectus Supplement
   To Prospectus dated March 21, 1996


         The Prospectus dated March 21, 1996 is hereby supplemented as set forth below.


   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
   FOR SECURITIES ACT LIABILITIES

         Dresser's Restated Certificate of Incorporation, as amended, effective March 20, 1987, provides, as authorized by Section 145 of the Delaware General Corporation Law ("DGCL") that Dresser shall indemnify each person who is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that the person is or was a Director or officer of Dresser or is or was serving at the request of the corporation as a Director or officer of another corporation, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL, as the same existed on March 19, 1987, or may thereafter be amended, to the extent such amendment permits the corporation to provide broader indemnification rights, against all expense, liability and loss (including attorneys' fees), judgments, fines, certain excise taxes or penalties, and amounts paid in settlement reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

         Insurance is maintained by Dresser for each Director and officer of Dresser covering certain expenses, liability or losses he may incur which arise by reason of his being a Director or officer of Dresser or a subsidiary company, whether or not Dresser would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.





         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to Directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Dresser has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The date of this Prospectus Supplement is March 20, 1997.